EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Microtune, Inc.:

We consent to the incorporation by reference in the registration statements (Form S-8 No’s. 333-120091, 333-144882, 333-150537, 333-154834 and 333-158827) of Microtune, Inc. of our reports dated February 16, 2010, with respect to the consolidated balance sheets of Microtune, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Microtune, Inc.

/s/ KPMG LLP

Dallas, Texas

February 16, 2010